                                                                  EXHIBIT 23.5

[MULTICARE LETTERHEAD]

September 3, 1997

To whom it may concern:

Pursuant to rule 438 under the rules and regulations promulgated under the Securities Act of 1933, as amended, I hereby consent to becoming a Director of Advanced NMR Systems, Inc. and the use of my name in the Joint Proxy Statement.

Very truly yours,

/s/ Daniel E. Straus
--------------------
Daniel E. Straus